EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Northrop Grumman Corporation
2980 Fairview Park Drive
Falls Church, Virginia 22042
We consent to the incorporation by reference in Registration Statement Nos. 033-59815, 033-59853, 333-67266, 333-100179, 333-107734, 333-121104, 333-125120, 333-127317, 333-175798, 333-273482, and 333-281008 on Form S-8, 333-270497 on Form S-3, and 333-264549 on Form S-4 of our reports dated January 29, 2025, relating to the financial statements of Northrop Grumman Corporation and subsidiaries, and the effectiveness of Northrop Grumman Corporation and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
McLean, Virginia
January 29, 2025